Exhibit 99.1

Pop Factory LLC

Consolidated Balance Sheet

Mar 29, 2013
ASSETS
Current Assets
Cash and cash equivalents	$23,245
Receivables, net	7,145
Other loans receivable
Inventories
Vendor deposits
Prepaid rent	-
Total current assets	30,390

Investment in related company
Shareholders loan receivable
Other
-
Original Cost	107,522
Accumulated Depreciation	(83,955)
Property and equipment net of deprecation	23,567
Total Assets	$53,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts Payable	$-
Other current liabilities	$7,171
Deferred rent liability	$2,343
Total current liabilities	9,514
Shareholder loans	-
Shareholders' Equity
Common stock	100
Additional paid-in capital	462,891
Syndication costs	-
Retained earnings	(418,548)
Total shareholders' equity	44,443
Total liabilities and shareholders' equity	$53,957

Pop Factory LLC

Consolidated Statement  of Operations

Jan 1 to Mar 29, 2013
Revenue	$37,050
Cost of sales	17,341
Gross profit	19,709
General and administrative expenses	183,264
EBITDA	(163,555)
Depreciation and amortization	2,402
Other Income	858
Net Income	$(165,099)

Pop Factory LLC

Consolidated Statement  of Cash Flow

Jan 1 to Mar 29, 2013
Cash Flows from Operating Activities
Net Income (loss)	$(165,099)
Adjustments to reconcile net loss to net cash provided by operating activities:
Increase in accounts receivable	(362)
Decrease in accounts payable	(5,000)
Decrease (Increase) in other current liabilities	(21,748)
Decrease (Increase) in deferred rent	(1,171)
Increase in accumulated depreciation	2,402
Net cash provided from operating activities	(25,879)
Cash Flows from Investing Activities
Increase in property and equipment	(3,479)
Net Cash (Used In) Provided By Investing Activities	(3,479)
Cash Flows from Financing Activities
Increase in additional paid-in capital	195,976
Net Cash (Used In) Provided By Financing Activities	195,976
Net change in Cash and Cash Equivalents	1,519
Cash and Cash Equivalents at Beginning of the Year	21,726
Cash and Cash Equivalents at End of the Year	$23,245